EXHIBIT 10.2

May 11, 2017

Jeffrey M. Slotterback

215 Hutchinson Avenue

Haddonfield, NJ 08033

Re:  Key Employee Retention Program

Dear Jeff:

In recognition of your continuing key role at and services on behalf of Atlas Energy Group, LLC and/or its affiliates (collectively, “Atlas”), you are eligible to participate in a retention bonus upon the terms and conditions set forth in this letter agreement (“Agreement”).

Atlas agrees to make the following payment to you, in addition to your normal salary and benefits, subject to the terms and conditions in this Agreement and your execution and delivery of this Agreement to Atlas by May 15, 2017 (the “Delivery Date”):

1.

Retention Bonus. If you agree, by execution of this letter to (a) continue your employment with Atlas and not resign before the first anniversary of the Delivery Date, and (b) be bound by the Restrictive Covenant set forth below, you shall be entitled to the “Retention Bonus” set forth on the attached Schedule A, less any required withholdings. Provided you return a fully executed copy of this Agreement by the Delivery Date, the Retention Bonus, less applicable withholding taxes, will be paid to you as soon as practicable following the Delivery Date (the amount received by you net of such withholding is referred to herein as the "Net Amount").

2.

Repayment Obligation. If you resign your employment without “Good Reason” (as defined below) or your employment is terminated for “Cause” (as defined in The Atlas Energy Group, LLC 2015 Long-Term Incentive Plan, as in effect on the date hereof), in either case prior to the first anniversary of the Delivery Date, you will be required to repay the Net Amount, less $1,000, within 15 days of your termination.  In the event that, prior to the first anniversary of the Delivery Date, your employment with Atlas is terminated without Cause or by reason of your death or permanent disability (under the long-term disability policy of Atlas applicable to you), you will not have to repay the Net Amount.  For purposes of this Agreement, the term "Good Reason" means a resignation by you within 45 days following: (a) a material  reduction in your base salary currently in effect; or (b) the Company’s changing your primary work location to a location more than 35 miles from your current primary work location. In order for a termination to be for Good Reason, you must provide written notice of your intent to terminate employment for Good Reason to the Company within 10 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act that constitutes the grounds for Good Reason and if the Company does not correct the act, you must terminate employment with Good Reason within 5 days after the end of the cure period in order for the termination to be considered a termination for Good Reason.

3.	Restrictive Covenants.

Without limitation of any other restrictive covenants with respect to Atlas to which you are subject, you agree that for the 12 month period commencing on the Delivery Date (whether or not you are employed and regardless of the circumstances of any termination of your employment, except as set forth below), you will not, as an agent, partner, joint venturer, officer, director, member, employee, consultant or owner, directly or indirectly:

(a)

engage or participate in a Restricted Activity (as defined below), other than for Atlas, in any state in the United States in which Atlas does or has done business during your employment. "Restricted Activity" means a business engaged in the exploration, development, production, processing, storing, transportation, refinement, purification, marketing, and/or distribution of natural gas, crude oil, and natural gas liquids, or a business engaged (to any extent) in investing in or financing any of the foregoing. Notwithstanding the foregoing, nothing in this Agreement shall preclude, prohibit, or restrict you from acquiring, owning, or holding 5% or less of the outstanding interests in or securities of any publicly traded corporation.

(b)	induce or attempt to induce any person who is employed by Atlas to terminate such employment.
(c)	hire or participate in the hiring of any person who is or was employed by Atlas at the time of your termination or any time during the one-year period prior to your termination from employment.
(d)	interfere with or attempt to disrupt the relationship, contractual or otherwise, between Atlas and its employees, vendors, consultants, or independent contractors.

The restrictions contained in Section 3(a) shall not apply following the termination of your employment if your employment with Atlas is terminated by Atlas without Cause.

You acknowledge that the restrictions contained in this Section 3 are, in view of the nature of the business of Atlas, reasonable and necessary to protect the legitimate interests of Atlas, and that any violation of any provision of this Section 3 will result in irreparable injury to Atlas. You also acknowledge that, in the event of any such violation, Atlas shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits, and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Atlas may be entitled. In the event Atlas obtains any such injunction, order, decree or other relief, in law or in equity, you may be responsible for reimbursing Atlas for all costs associated with obtaining the relief, including attorneys’ fees and expenses and costs of suit.  You hereby consent to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Philadelphia County, Pennsylvania, and you irrevocably agree that all actions or proceedings relating to this Agreement and your employment with Atlas may be litigated in such courts.  You hereby irrevocably waive your right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. §1404 or similar state or federal statutes.

4.

Miscellaneous.  The Retention Bonus shall not be taken into account for purposes of any other compensation or benefit program of Atlas and is in addition to and not in lieu of any salary, bonus, benefits or severance to which you may otherwise be entitled.  You may not assign your rights under this Agreement.  Atlas may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of Atlas Energy Group, LLC).  This Agreement sets forth the entire understanding between Atlas and you regarding any retention bonus, and may be changed only by a written agreement signed by you and Atlas.  This Agreement is governed by and is to be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.  Notwithstanding any of the above, you remain an “at will” employee of Atlas.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.	Confidentiality. By signing this agreement, you agree to keep both this agreement in its entirety and your bonus payment strictly confidential.

To accept this Agreement, please sign where indicated below, and return on or before May 15, 2017 in a confidential envelope to Robin Harris, Vice President of Human Resources, Atlas Energy Group, LLC, 1845 Walnut Street, Philadelphia, PA 19103.

Sincerely,

/s/ ATLAS ENERGY GROUP, LLC
ATLAS ENERGY GROUP, LLC

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

/s/ Jeffrey M. Slotterback
Jeffrey M. Slotterback

Schedule A

Retention Bonus Amount:  $ 90,000